EXHIBIT 99

PRESS RELEASE

Scripps reports preliminary

fourth quarter financial results

For immediate release	(NYSE: SSP)
Jan. 31, 2008

CINCINNATI – The E. W. Scripps Company today reported preliminary operating results for the fourth quarter 2007, reflecting strong revenue and segment profit growth at Scripps Networks, the operating division that includes HGTV, Food Network and the company’s other national lifestyle television networks.

The preliminary fourth-quarter operating results do not include an anticipated non-cash charge against earnings for impairment of goodwill and other intangible assets related to losses and challenging business conditions at the company’s uSwitch subsidiary in the United Kingdom.

Scripps determined during the course of performing its annual impairment testing of goodwill and other long-lived assets that the uSwitch-related charge is necessary. The company will disclose the amount of the charge when it completes the impairment testing process and files its Form 10-K with the Securities and Exchange Commission on or before Feb. 29.

Preliminary net income for the quarter, excluding the anticipated charge, was $123 million, or 75 cents per share, compared with $134 million, or 81 cents per share, during the same period a year earlier.

A tax adjustment related to the challenging business conditions at uSwitch reduced preliminary net income by $9.5 million, or 6 cents per share. In the fourth quarter 2006, tax adjustments increased net income by 5 cents per share.

Operating income in the fourth quarter was $205 million vs. $214 million in the fourth quarter 2006. Operating income during the fourth quarter 2007 included $3.5 million in transition costs related to the proposed separation of the company that was announced in October.

Consolidated fourth-quarter revenue was $679 million compared with $683 million during the same period a year ago.

At Scripps Networks, fourth-quarter revenue grew 14 percent year over year to $318 million. Segment profit for the division increased 21 percent to $175 million. (See Note 3 to the financial tables for a definition of segment profit.)

In addition to HGTV and Food Network, Scripps Networks includes DIY Network, Fine Living TV Network, Great American Country and a growing portfolio of related lifestyle brands, including RecipeZaar.com, that deliver content and interactive services on the Internet.

On a consolidated basis, the improved results at Scripps Networks were offset by lower advertising sales at the company’s newspapers and broadcast television stations, and softer performance in the Scripps Interactive Media division, which includes online comparison shopping services, Shopzilla and uSwitch.

Commenting on the company’s fourth quarter operating results, Kenneth W. Lowe, president and chief executive officer for Scripps, said, “The outstanding financial performance at our national television networks and their related interactive businesses continued uninterrupted during the last three months of the year. Solid ratings and viewership at HGTV and Food Network during the fourth quarter, combined with strong pricing in the scatter advertising market, resulted in impressive double digit revenue and segment profit growth for our Scripps Networks division.”

“The company’s total revenue, however, was down just slightly during the three-month period due to continued advertising weakness at our local newspapers and the relative absence of political advertising at our local broadcast television stations compared with the prior year,” Lowe said.

“At our online comparison shopping subsidiaries, we were encouraged by year-over-year improvement in fourth-quarter results at Shopzilla, but the continued weakness in energy switching activity at uSwitch held back the division’s overall operating results,” Lowe said.

On Oct. 16, 2007, the company disclosed that its board of directors had unanimously authorized management to pursue a separation of Scripps into two publicly traded companies, one focused on national brands and the other focused on local media. Upon completion of the transaction a new company, Scripps Networks Interactive, will include the businesses that currently comprise the Scripps Networks and Scripps Interactive Media divisions. The E. W. Scripps Company will include its local newspapers, broadcast television stations, and licensing and syndication businesses. The transaction to separate the company is expected to be completed in June of this year.

Here are fourth-quarter results by operating segment:

Scripps Networks

Scripps Networks advertising revenue increased 14 percent to $255 million. Affiliate fee revenue was $58.3 million, up 21 percent.

Programming, marketing and other expenses increased 5.9 percent to $111 million. Employee costs were up 12 percent to $37.7 million.

Scripps Networks segment profit was $175 million, up 21 percent from $144 million in the prior-year period.

Online advertising revenue at Scripps Networks grew 22 percent to $21.6 million during the fourth quarter.

Revenue at HGTV and related HGTV-enterprises was up 15 percent to $150 million. HGTV now reaches about 96 million domestic subscribers compared with 91 million at the end of the fourth quarter 2006.

Revenue at Food Network and Food Network-related enterprises increased 10 percent to $135 million. Food Network reaches about 96 million domestic subscribers, up from 91 million at the end of the fourth quarter 2006.

Revenue at DIY Network was $14.8 million, up 28 percent. DIY can be seen in about 47 million households, up from about 42 million households a year ago.

Fine Living revenue increased 25 percent to $11.6 million. Fine Living reaches about 50 million households vs. 42 million households last year.

Revenue at Great American Country increased 14 percent to $6.4 million. Great American Country can be seen in about 53 million homes compared with 46 million homes a year ago.

Newspapers

Total newspaper revenue declined 9.6 percent to $165 million. Advertising revenue at newspapers managed solely by Scripps was $131 million, down 12 percent from the prior-year period.

Lower local and classified advertising sales, including particularly weak real estate and employment advertising in the company’s Florida and California markets, contributed to the decline in total newspaper revenue.

Advertising revenue broken down by category was:

•	Local, down 15 percent to $37.8 million.

•	Classified, down 19 percent to $40.3 million.

•	National, down 10 percent to $9.1 million.

•	Preprint and other, down 1.9 percent to $43.4 million. Online advertising revenue, which is included in the preprint and other category, was $9.2 million, up 6.6 percent, year-over-year.

Circulation revenue was $29.5 million, even with the prior year.

The contribution to segment profit from the company’s newspapers in joint operating agreements and other partnerships increased to $7.4 million from $3.5 million as a result of lower depreciation expense compared with the prior year.

Newsprint expense declined 21 percent due to lower consumption and a 13 percent decrease in newsprint prices.

Total cash expenses for Scripps newspapers managed solely by the company were down 5.5 percent compared with the prior year.

Total newspaper segment profit was $44.7 million compared with $50.9 million in the prior-year period.

Scripps Television Station Group

Television Station Group revenue was $91.5 million compared with $112 million a year earlier.

Revenue broken down by category was:

•	Local, up 14 percent to $56.8 million.

•	National, down 1.6 percent to $28.4 million.

•	Political, $1.3 million compared with $28.9 million in 2006.

Cash expenses for the Television Station Group were $60.8 million, down 2.8 percent from the prior year.

Television Station Group segment profit was $30.7 million compared with $49.1 million in the prior-year period.

The decline in revenue and segment profit at the Television Station Group was attributable to the relative absence of political advertising during the quarter when compared with the previous year.

Scripps Interactive Media

Scripps Interactive Media revenue was $79.8 million for the fourth quarter compared with $86.6 million in the fourth quarter 2006.

Segment profit at Scripps Interactive Media was $25.1 million compared with $28.3 million in the fourth quarter of 2006.

The decline in Interactive Media revenue and segment profit during the fourth quarter was attributable solely to reduced online energy switching activity at uSwitch. Revenue and profitability improved year over year during the fourth quarter at Shopzilla.

Licensing and Other Media

Revenue was $25.3 million compared with $23.9 million in the prior-year period. Segment profit was $3.4 million compared with $2.7 million in the fourth quarter 2006.

Full-year results

Preliminary income from continuing operations was $374 million, or $2.27 per share, compared with $397 million, or $2.41 per share, in 2006. Preliminary income from continuing operations does not include an anticipated non-cash charge against earnings for impairment of goodwill and other intangible assets related to losses and challenging business conditions at uSwitch. Preliminary net income, excluding the anticipated charge and including discontinued operations, was $378 million, or $2.30 per share, compared with $353 million, or $2.14 per share.

Following are full-year results by operating segment:

•

Scripps Networks: Total revenue increased 13 percent to $1.2 billion from $1.1 billion the prior year. Segment profit increased 17 percent to $603 million. Advertising revenue grew 11 percent to $928 million. Affiliate fee revenue was up 21 percent to $235 million. Segment costs and expenses increased 9.2 percent to $599 million.

•

Newspapers: Revenue at newspapers managed solely by Scripps was $658 million compared with $716 million in 2006. Advertising revenue at newspapers managed solely by Scripps declined 9.6 percent to $522 million. Total newspaper segment profit, including newspapers in joint operating agreements, was $146 million compared with $196 million in 2006. Segment costs and expenses decreased 1.1 percent to $558 million.

•

TV Station Group: Revenue was $326 million compared with $364 million in the prior year. Segment profit was $83.9 million compared with $121 million in 2006. Political advertising revenue for the year was $2.7 million compared with $44.3 million in 2006. Segment costs and expenses were $242 million, down 0.3 percent from the prior year.

•	Scripps Interactive Media: Revenue was $256 million compared with $271 million in 2006. Segment profit was $39.7 million compared with $67.7 million in the previous year.

•	Licensing and Other Media: Revenue was $91.8 million compared with $94.6 million in 2006. Segment profit was $10.7 million compared with $12.7 million in the previous year.

•	Capital expenditures were $129 million vs. $105 million in 2006.

Guidance

Based on advance advertising sales, the company currently anticipates first quarter 2008 total revenue for Scripps Networks will be up 10 to 12 percent year over year. Total Scripps Networks expenses are expected to increase about 12 percent during the first quarter.

Total revenue at newspapers managed solely by Scripps is expected to be down 5 to 7 percent from the prior year in the first quarter due primarily to weakness in classified and local advertising. Total newspaper expenses are expected to be down 3 to 5 percent compared with the prior year.

The company anticipates that its newspapers in joint operating agreements and other partnerships will reduce the total segment profit of the newspaper division by $4 million in the first quarter.

At the company’s broadcast television stations, total revenue is expected to be flat to up 4 percent compared with the prior year, depending on the level of political advertising during the period. Television Station Group expenses are expected to be up between 4 and 6 percent.

Scripps Interactive Media, which includes Shopzilla and uSwitch, is expected to generate segment profit of about $13 million in the first quarter, compared with a small loss in the first quarter 2007. Both Shopzilla and uSwitch are expected to contribute to segment profit during the quarter.

Corporate expenses are expected to be about $20 million in the first quarter, excluding costs related to the proposed separation of the company. Corporate expenses in the first quarter 2007 were $19 million.

Minority interest will be about $20 million in the first quarter due to the increasing profitability of Food Network. Minority interest for the same period in 2007 was $18 million.

First quarter earnings per share from continuing operations are expected to be between 38 and 42 cents. Earnings per share from continuing operations during the first quarter of 2007 were 39 cents.

Conference call

The senior management team at Scripps will discuss the company’s fourth quarter results during a telephone conference call at 10 a.m. EST today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Shareholders,” then follow the link in the “Upcoming Events” section.

To access the conference call by telephone, dial 1-800-230-1059 (U.S.) or 1-612-332-0226 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (fourth quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 12:00 p.m. EST Jan. 31 until 11:59 p.m. EST Feb. 7. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 905031.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Shareholders” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses, including the proposed separation plan, that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2006 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps

The E. W. Scripps Company (www.scripps.com) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 16 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

###

Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: Stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

PRELIMINARY RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended December 31,			Twelve months ended December 31,
	2007	2006	Change	2007	2006	Change
Operating revenues	$679,196	$682,985	(0.6)%	$2,517,140	$2,498,077	0.8%
Costs and expenses	(440,760)	(439,258)	0.3%	(1,763,828)	(1,701,059)	3.7%
Depreciation and amortization of intangibles	(33,246)	(29,190)	13.9%	(131,550)	(115,099)	14.3%
Gain on formation of Colorado newspaper partnership					3,535
Gains (losses) on disposal of PP&E	244	(691)		(632)	(1,124)	(43.8)%
Hurricane recoveries, net					1,900

Operating income	205,434	213,846	(3.9)%	621,130	686,230	(9.5)%
Interest expense	(7,980)	(12,994)	(38.6)%	(37,982)	(55,965)	(32.1)%
Equity in earnings of JOAs and other joint ventures	21,989	15,273	44.0%	63,221	55,196	14.5%
Miscellaneous, net	3,467	(521)		19,284	4,743

Income from continuing operations before income taxes and minority interests	222,910	215,604	3.4%	665,653	690,204	(3.6)%
Provision for income taxes	(73,796)	(59,332)	24.4%	(209,061)	(219,261)	(4.7)%

Income from continuing operations before minority interests	149,114	156,272	(4.6)%	456,592	470,943	(3.0)%
Minority interests	(25,837)	(23,885)	8.2%	(82,981)	(73,766)	12.5%

Income from continuing operations	123,277	132,387	(6.9)%	373,611	397,177	(5.9)%
Income (loss) from discontinued operations, net of tax		1,561		3,978	(43,957)

Net income	$123,277	$133,948	(8.0)%	$377,589	$353,220	6.9%

Net income (loss) per diluted share of common stock:
Income from continuing operations	$.75	$.80		$2.27	$2.41
Income (loss) from discontinued operations	.00	.01		.02	(.27)

Net income per diluted share of common stock	$.75	$.81		$2.30	$2.14

Weighted average diluted shares outstanding	163,895	164,924		164,267	164,849

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

We are in the process of finalizing our impairment testing of goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. (“FAS”) 142, “Goodwill and Other Intangible Assets”. In connection with this testing, we expect to incur a significant non-cash impairment charge related to our uSwitch business. The amount of the impairment charge will be included in our 2007 financial statements when the Company files its Form 10-K with the Securities and Exchange Commission on or before February 29, 2008.

Notes to Results of Operations

1. DISCONTINUED OPERATIONS

In the first quarter of 2006, we undertook a deliberate and careful assessment of strategic alternatives for Shop At Home which culminated in the sale of the operations of Shop At Home television network and certain assets to Jewelry Television in June 2006 for approximately $17 million in cash. Jewelry Television also assumed a number of Shop At Home’s television affiliation agreements. We also reached agreement in the third quarter of 2006 to sell the five Shop At Home-affiliated broadcast television stations for cash consideration of $170 million. On December 22, 2006, we closed the sale for the three stations located in San Francisco, CA, Canton, OH and Wilson, NC. The sale of the two remaining stations located in Lawrence, MA, and Bridgeport, CT closed on April 24, 2007.

In accordance with the provisions of FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of businesses held for sale or that have ceased operations are presented as discontinued operations within our results of operations. Accordingly, these businesses have also been excluded from segment results for all periods presented.

Operating results of our discontinued operations were as follows:

(in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Operating revenues	$	$1,599	$1,323	$168,183

Income (loss) from discontinued operations:
Income (loss) from operations	$	$1,236	$1,146	$(57,378)
Gain (loss) on divestiture		1,623	(255)	(10,431)

Income (loss) from discontinued operations, before tax		2,859	891	(67,809)
Income taxes (benefit)		1,298	(3,087)	(23,852)

Income (loss) from discontinued operations	$	$1,561	$3,978	$(43,957)

The tax benefit that has been recognized in 2007 is primarily attributed to differences that were identified between our prior year tax provision and tax returns.

Shop At Home’s loss from operations in the 2006 year-to-date period includes $30.1 million of costs associated with employee termination benefits, the termination of long-term agreements and charges to write-down certain assets of the network.

The loss on divestiture in 2006 includes $12.1 million of losses on the sale of property and other assets to Jewelry Television. These losses were partially offset by a $1.6 million gain recognized in the fourth quarter of 2006 related to the sale of three of the Shop At Home-affiliated television stations.

2. OTHER CHARGES AND CREDITS

Net income was affected by the following:

2007 – During the fourth quarter we changed our estimate of the realizable value of certain uSwitch tax benefits recorded in prior periods. Net income was reduced by $9.5 million, $.06 per share.

Our tax provision for the third quarter of 2007 includes favorable adjustments related to statutory rate changes in certain of the jurisdictions in which we operate. Year-to-date net income was increased by $2.9 million, $.02 per share.

In connection with the adoption of Financial Accounting Standards Board Interpretation No. 48 and the corresponding detailed review that was completed for our deferred tax balances, we identified adjustments necessary to properly record certain tax balances. These adjustments reduced the tax provision in the first quarter of 2007 increasing year-to-date net income $4.0 million, $.02 per share.

Investment results, reported in the caption “Miscellaneous, net” in our Condensed Consolidated Statements of Income, include realized gains from the sale of certain investments in the third quarter of 2007. Year-to-date net income was increased by $5.9 million, $.04 per share.

A majority of our newspapers offered voluntary separation plans to eligible employees during 2007. In connection with the acceptance of the offer by 137 employees, we accrued severance related costs of $8.9 million in the second quarter of 2007. These costs reduced year-to-date net income $5.4 million, $.03 per share.

Due to changes in a distribution agreement at our Shopzilla business, we wrote down intangible assets during the first quarter of 2007 to reflect that certain components of the contract were not continued. This resulted in a charge to amortization of $5.2 million that reduced year-to-date net income $3.3 million, $.02 per share.

2006 – Modifications to certain of our state tax filing positions resulted in a reduction to our deferred tax asset valuation allowances in the fourth quarter of 2006. Net income was increased by $8.8 million, $.05 per share.

In February of 2006, we completed the formation of a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that operates certain of both companies’ newspapers in Colorado. We contributed the assets of our Boulder Daily Camera, Colorado Daily and Bloomfield Enterprise newspapers for a 50% interest in the partnership. MediaNews contributed the assets of publications they operate in Colorado. In addition, MediaNews paid us cash consideration of $20.4 million. We recognized a pre-tax gain of $3.5 million in the first quarter of 2006 upon completion of the transaction, which increased net income by $2.1 million, $.01 per share.

Certain of our Florida operations sustained hurricane damages in 2004 and 2005. Throughout the course of 2006, we reached agreements with insurance providers and other responsible third parties on certain of our property and business interruption claims and recorded insurance recoveries of $1.9 million, which increased net income by $1.2 million, $.01 per share.

3. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Scripps Networks includes national television networks, Newspapers includes daily and community newspapers, Broadcast television includes nine network affiliated stations and one independent station, Interactive media includes our online search and comparison shopping services, and Licensing and other media primarily includes syndication and licensing of news features and comics.

Our chief operating decision maker (as defined by FAS 131, “Segment Reporting”) evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of JOAs and newspaper partnerships using the equity method of accounting. Our equity in earnings of JOAs and newspaper partnerships is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profit includes equity in earnings of JOAs and newspaper partnerships. Scripps Networks segment profit includes equity in earnings of joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended December 31,			Twelve months ended December 31,
	2007	2006	Change	2007	2006	Change
Segment operating revenues:
Scripps Networks	$317,898	$279,703	13.7%	$1,184,901	$1,052,403	12.6%

Newspapers:
Newspapers managed solely by us	164,632	182,098	(9.6)%	658,327	716,086	(8.1)%
JOAs and newspaper partnerships	54	61	(11.5)%	230	208	10.6%

Total	164,686	182,159	(9.6)%	658,557	716,294	(8.1)%
Boulder prior to formation of Colorado newspaper partnership					2,189

Total newspapers	164,686	182,159	(9.6)%	658,557	718,483	(8.3)%
Broadcast television	91,516	111,631	(18.0)%	325,841	363,506	(10.4)%
Interactive media	79,819	86,594	(7.8)%	256,364	271,066	(5.4)%
Licensing and other media	25,252	23,861	5.8%	91,838	94,639	(3.0)%
Corporate	628	581	8.1%	2,306	1,297	77.8%
Intersegment eliminations	(603)	(1,544)	(60.9)%	(2,667)	(3,317)	(19.6)%

Total operating revenues	$679,196	$682,985	(0.6)%	$2,517,140	$2,498,077	0.8%

Segment profit (loss):
Scripps Networks	$174,920	$144,363	21.2%	$603,493	$517,425	16.6%

Newspapers:
Newspapers managed solely by us	37,267	47,388	(21.4)%	135,870	189,223	(28.2)%
JOAs and newspaper partnerships	7,402	3,526		10,516	6,510	61.5%

Total	44,669	50,914	(12.3)%	146,386	195,733	(25.2)%
Boulder prior to formation of Colorado newspaper partnership					(125)

Total newspapers	44,669	50,914	(12.3)%	146,386	195,608	(25.2)%
Broadcast television	30,743	49,108	(37.4)%	83,860	120,706	(30.5)%
Interactive media	25,126	28,343	(11.4)%	39,692	67,684	(41.4)%
Licensing and other media	3,428	2,655	29.1%	10,659	12,682	(16.0)%
Corporate	(18,470)	(16,391)	12.7%	(67,382)	(59,698)	12.9%
Intersegment eliminations	9	8	12.5%	(175)	(293)	(40.3)%
Depreciation and amortization of intangibles	(33,246)	(29,190)	13.9%	(131,550)	(115,099)	14.3%
Gain on formation of Colorado newspaper partnership					3,535
Gains (losses) on disposal of PP&E	244	(691)		(632)	(1,124)	(43.8)%
Interest expense	(7,980)	(12,994)	(38.6)%	(37,982)	(55,965)	(32.1)%
Miscellaneous, net	3,467	(521)		19,284	4,743

Income from continuing operations before income taxes and minority interests	$222,910	$215,604	3.4%	$665,653	$690,204	(3.6)%

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

(in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Depreciation:
Scripps Networks	$5,398	$4,221	$19,922	$16,688

Newspapers:
Newspapers managed solely by us	5,578	5,095	22,273	21,251
JOAs and newspaper partnerships	332	378	1,332	1,299

Total	5,910	5,473	23,605	22,550
Boulder prior to formation of Colorado newspaper partnership				111

Total newspapers	5,910	5,473	23,605	22,661
Broadcast television	4,232	4,288	16,939	17,701
Interactive media	6,104	3,297	20,323	11,221
Licensing and other media	119	117	475	559
Corporate	549	958	1,750	1,988

Total depreciation	$22,312	$18,354	$83,014	$70,818

Amortization of intangibles:
Scripps Networks	$824	$824	$3,269	$3,305

Newspapers:
Newspapers managed solely by us	523	443	1,962	1,446
JOAs and newspaper partnerships

Total	523	443	1,962	1,446
Boulder prior to formation of Colorado newspaper partnership				21

Total newspapers	523	443	1,962	1,467
Broadcast television	285	285	1,129	1,129
Interactive media	9,302	9,284	42,176	38,380

Total amortization of intangibles	$10,934	$10,836	$48,536	$44,281

Gains (losses) on disposal of PP&E:
Scripps Networks	$(77)	$(435)	$(146)	$(539)

Newspapers:
Newspapers managed solely by us	(65)	(131)	(145)	(327)
JOAs and newspaper partnerships		23	(1)	32

Total newspapers	(65)	(108)	(146)	(295)
Broadcast television	378	(101)	225	(243)
Interactive Media	42		(510)
Licensing and other media		(3)		(3)
Corporate	(34)	(44)	(55)	(44)

Gains (losses) on disposal of PP&E	$244	$(691)	$(632)	$(1,124)

Gain on formation of Colorado newspaper partnership				$3,535

4. JOINT OPERATING AGREEMENTS AND NEWSPAPER PARTNERSHIPS

Three of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA maintains a separate and independent editorial operation.

Gannett Co., Inc. terminated the Cincinnati JOA upon its expiration in December 2007 and we ceased publication of our newspapers that participate in the Cincinnati JOA at the end of the year.

In the third quarter of 2007, we announced that we are seeking a buyer for The Albuquerque Tribune and intend to close the newspaper if a qualified buyer is not found. We also reached an agreement in principle with the Journal Publishing Company, the publisher of the Albuquerque Journal (“Journal”), to terminate the Albuquerque joint operating agreement between the Journal and our Albuquerque Tribune newspaper following the sale or closure of our newspaper. Under the new agreement with the Journal Publishing Company, we will continue to own an approximate 40% residual interest in the Albuquerque Publishing Company, G.P. (the “Partnership”). The Partnership will direct and manage the operations of the continuing Journal newspaper and we will receive a share of the Partnerships’ profits commensurate with our residual interest.

In February of 2006, we formed a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that operates certain of both companies’ newspapers in Colorado, including their editorial operations. We have a 50% interest in the partnership.

Our share of the operating profit (loss) of JOAs and newspaper partnerships are reported as "Equity in earnings of JOAs and other joint ventures" in our Results of Operations.

Financial information related to our JOAs and newspaper partnerships is as follows:

(in thousands)	Three months ended December 31,			Twelve months ended December 31,
	2007	2006	Change	2007	2006	Change
Equity in earnings of JOAs and newspaper partnerships:
Denver	$9,200	$3,043		$19,426	$8,982
Cincinnati	5,538	6,365	(13.0)%	17,930	20,751	(13.6)%
Albuquerque	2,390	2,697	(11.4)%	9,773	10,655	(8.3)%
Colorado	(607)	150		(1,188)	1,107
Other newspaper partnerships and joint ventures		192		(323)	323

Total equity in earnings of JOAs	16,521	12,447	32.7%	45,618	41,818	9.1%
Operating revenues of JOAs and newspaper partnerships	54	61	(11.5)%	230	208	10.6%

Total	$16,575	$12,508	32.5%	$45,848	$42,026	9.1%

In the third quarter of 2005, the management committee of the Denver Newspaper Agency (“DNA”) approved plans to consolidate DNA’s newspaper production facilities resulting in certain assets of the existing facilities being retired earlier than previously estimated. The reduction in these assets’ estimated useful lives increased DNA’s depreciation expense through April 2007. The increased depreciation resulted in a $3.0 million decrease in our equity in earnings from JOAs in the fourth quarter of 2006. Year-to-date equity in earnings of JOAs was reduced by $4.0 million in 2007 and $12.2 million in 2006.

5. SCRIPPS NETWORKS

Scripps Networks includes five national television networks and their affiliated Websites, Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living and Great American Country (“GAC”); and our 7.25% interest in Fox-BRV Southern Sports Holdings, which comprises the Sports South and Fox Sports Net South regional television networks. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

Revenue information for Scripps Networks is as follows:

(in thousands)	Three months ended December 31,			Twelve months ended December 31,
	2007	2006	Change	2007	2006	Change
Operating revenues:
HGTV	$150,189	$130,112	15.4%	$580,461	$515,734	12.6%
Food Network	134,541	122,408	9.9%	476,483	427,425	11.5%
DIY	14,771	11,537	28.0%	55,573	49,075	13.2%
Fine Living	11,586	9,248	25.3%	45,844	36,963	24.0%
Great American Country	6,430	5,646	13.9%	25,360	20,269	25.1%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: December	The E.W. Scripps Company
Report date: January 31, 2008	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	Quarter			Year-to-date
	2007	2006	%	2007	2006	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$254.5	$224.0	13.6%	$928.2	$835.8	11.1%
Affiliate fees, net	58.3	48.1	21.2%	235.2	194.7	20.8%
Other	5.1	7.6	(33.4)%	21.4	21.9	(2.1)%

Scripps Networks	$317.9	$279.7	13.7%	$1,184.9	$1,052.4	12.6%

Subscribers (1)
HGTV				95.8	91.2	5.0%
Food Network				95.8	91.1	5.2%
DIY				46.9	42.2	11.1%
Fine Living				49.9	42.4	17.7%
Great American Country				53.1	46.2	14.9%

NEWSPAPERS (2,3)
Operating Revenues
Local	$37.8	$44.2	(14.6)%	$142.4	$162.3	(12.3)%
Classified	40.3	49.5	(18.6)%	187.5	225.0	(16.7)%
National	9.1	10.2	(10.1)%	34.9	36.5	(4.2)%
Preprints, online and other	43.4	44.2	(1.9)%	156.7	153.2	2.3%

Newspaper advertising	130.6	148.1	(11.8)%	521.6	577.1	(9.6)%
Circulation	29.5	29.5		118.7	122.7	(3.3)%
Other	4.5	4.5	1.0%	18.1	16.3	10.9%

Newspapers managed solely by us	$164.6	$182.1	(9.6)%	$658.3	$716.1	(8.1)%

BROADCAST TELEVISION
Operating Revenues
Local	$56.8	$50.0	13.6%	$204.8	$202.2	1.3%
National	28.4	28.9	(1.6)%	101.0	104.4	(3.2)%
Political	1.3	28.9	(95.4)%	2.7	44.3	(93.8)%
Other	4.9	3.9	28.4%	17.3	12.6	36.9%

Broadcast Television	$91.5	$111.6	(18.0)%	$325.8	$363.5	(10.4)%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks, with the exception of Fine Living which is not yet rated by Nielsen and represent comparable amounts estimated by us.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as "Equity in earnings of JOAs and other joint ventures" in our financial statements.
(3)	Fourth quarter 2007 had 13 Sundays, versus 14 Sundays in 2006.